SIGNATURES

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although Cinergy Corp., The Cincinnati Gas & Electric Company (CG&E), PSI Energy, Inc. (PSI), and The Union Light, Heat and Power Company (ULH&P) believe that the disclosures are adequate to make the information presented not misleading. In the opinion of Cinergy Corp., CG&E, PSI, and ULH&P, these statements reflect all adjustments (which include normal, recurring adjustments) necessary to reflect the results of operations for the respective periods. The unaudited statements are subject to such adjustments as the annual audit by independent public accountants may disclose to be necessary.

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed by an officer and the chief accounting officer on their behalf by the undersigned thereunto duly authorized.

CINERGY CORP.
The Cincinnati Gas & Electric Company
PSI Energy, Inc.
The Union Light, Heat and Power Company
Registrants

Date: August 13, 2001	/s/ Bernard F. Roberts
Bernard F. Roberts
Duly Authorized Officer
and
Chief Accounting Officer